Exhibit 21.1

Subsidiaries of Greystone Logistics, Inc.

Subsidiary	Jurisdiction of Incorporation or Organization
Plastic Pallet Production, Inc.	Texas
Greystone Manufacturing, L.L.C.	Oklahoma